Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES OCTOBER 2012 U.S. TRADING VOLUMES

NEW YORK, November 8, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that October 2012 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 174 million shares.  This compares to 3.6 billion shares and ADV of 188 million shares in September 2012 and 4.1 billion shares and ADV of 196 million shares in October 2011.  There were 21 trading days in both October 2012 and October 2011 and 19 trading days in September 2012.

ITG U.S. Trading Activity

October 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

October 2012	21	3,644,939,055	173,568,526

Year-to-Date:	209	37,802,917,217	180,875,202

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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